Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 9, 2005 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2005 OPERATING RESULTS

CLEVELAND, OH, December 9 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the fourth quarter and the fiscal year ended September 30, 2005.

For the quarter ended September 30, 2005, the Company recorded a net loss of $491,867 or $.41 per share, compared with a net loss of $51,495 or 4 cents per share, in the same period a year ago. Sales in the fourth quarter were $2,002,600 down 20% from $2,490,458 a year ago.

For the 2005 fiscal year the Company reported a net loss of $1,573,772 or $1.30 per share,  compared with net income of $659,770 or $.54 per share, in the same prior year period. Sales were $9,670,694, down 39% compared to $15,721,038 a year ago. Sales a year ago benefited from a major state emissions program and no similar program occurred this year.

Robert L. Bauman, President and CEO, said that the negative operating results for the year were a result of lower sales of automotive diagnostic equipment and a decision by management to continue to devote substantial resources to a large OEM program the Company had been pursuing.  He stated, comparing 2005 to 2004 the Company benefited from a State of Pennsylvania emissions program that resulted in substantial revenues in 2004 and there was no similar program for fiscal 2005. Sales of regular automotive diagnostic products were about the same level in 2005 and 2004. He further stated, the Company recently received a letter of intent on the opportunity with a major vehicle OEM that the Company has previously referred to in numerous reports. A second large emissions opportunity that has been cited previously continues to be unpredictable but the Company is optimistic that the program will eventually move forward. He cautioned that these programs can be one-time events, timing is unpredictable and subject to delays. In addition, he said, the Company will continue with new product introductions in its core automotive aftermarket business. These introductions along with the OEM related project should produce positive operating results in fiscal 2006.
Backlog at September 30, 2005 was $3,047,000, an increase of 90% from the backlog of $1,606,000 a year earlier. The  increase was due primarily to increased orders of  $1,917,000 for automotive diagnostic products to OEM's and $105,000 for the aftermarket.  The increase was offset in part by a decrease in indicators and gauges that depend heavily on the business aircraft market for orders of  $307,000, emission products of $149,000 and fastening systems of $65,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2006.

The Company's financial position remains strong, with current assets of $7,934,449 that are 4.4 times current liabilities, and no long-term debt, and working capital of  $6,127,053. These compare to September 30, 2004 current assets of $9,262,588 that were 5.8 times current liabilities, no long-term debt, and working capital of $7,653,528. At September 30, 2005 shareholder's equity was $8,565,293 or $7.07 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2006, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2005	2004	2005	2004
Net sales	$2,002,600	$2,490,458	$9,670,694	$15,721,038
Income (loss) before Income tax	(846,167)	(235,395)	(2,486,072)	842,870
Income (recovery of) taxes	(354,300)	(183,900)	(912,300)	183,100
Net income (loss)	(491,867)	(51,495)	(1,573,772)	659,770

Basic income (loss) per share	(.41)	(.04)	(1.30)	.54
Diluted income (loss) per share	(.41)	(.04)	(1.30)	.53

Weighted average shares outstanding	1,211,245	1,217,074	1,211,629	1,218,913